CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of JPMorgan Trust I of our report dated April 26, 2017, relating to the financial statements and financial highlights, which appears in the February 28, 2017 Annual Report on Form N-CSR of JPMorgan Tax Aware Income Opportunities Fund (a separate series of JPMorgan Trust I) (the “Fund”). We also consent to the references to us under the headings “Financial Highlights for the Acquiring Fund” and “Appendix B – Form of Agreement and Plan of Reorganization Among Series of JPMorgan Trust I and JPMorgan Trust II” in such Registration Statement and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information dated July 1, 2017 for the Fund, which are also incorporated into the Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 1, 2017